EXHIBIT (10) (a)




          Form of Drilling and Operating Agreement
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              DRILLING AND OPERATING AGREEMENT

     This Agreement is entered into by and between PDC 1998- Limited Partnership, hereinafter designated and referred to as the "Partnership", and Petroleum Development Corporation, hereinafter referred to and designated as "PDC".

     Whereas, the parties to this agreement desire to enter into an agreement to explore and develop certain Prospects for the production of oil and gas as hereinafter provided,

     It is agreed as follows:

                          ARTICLE I

                         DEFINITIONS

     As used in this agreement, the following words and terms shall be defined as follows:

     A. The term "oil and gas" shall mean oil, gas, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

     B. The term "Prospect" shall mean a spacing unit established according to state regulatory guidelines and industry practice on which the Partnership proposes to drill a well. Generally spacing units for Appalachian gas wells cover approximately 25-40 acres, and spacing units for Michigan Basin gas wells cover approximately 80-100 acres.

     C. "Royalty" shall mean a payment from gross revenues made to the owner of the oil and gas mineral rights of a Prospect.

     D. "Overriding royalty" shall mean a payment from gross revenues to a party other than the owner of oil and gas mineral rights of a Prospect.

     E. "Proportionate Working Interest" shall mean an interest in a well or Prospect of less than 100% which bears that same percentage of costs of development and production as it receives in production revenues after deducting for royalty and overriding royalties.

     F. "Non-operators" shall mean all parties holding a proportionate working interest in a Prospect, including the Additional General Partners and the Limited Partners, but excluding PDC if it is also serving as Operator.

                         ARTICLE II

                          EXHIBITS

     The following exhibits are incorporated in and made a part of this agreement:

     A.   Exhibit "A", Prospects.
          1.   Identification of each Prospect to be drilled.
          2.   Target formation.
          3.   The Partnership fractional interest therein.

     B.   Exhibit "B", Insurance.
     C.   Exhibit "C", Additional Prospects.
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          1.   Identification of additional Prospects added or
substituted after the original date of this agreement, and if substituted, identification of the Prospect which is replaced.

          2.   Target formation.

          3.   The Partnership fractional interest therein.

          4.   Approval by the Partnership and PDC.

                         ARTICLE III

                          OPERATOR

     A.   Designation and Responsibilities of Operator:

          PDC shall be the Operator of the Prospects, and shall conduct and direct and have full control of all operations on the Prospects as permitted and required by, and within the limits of this agreement. It shall conduct all such operations in a good workmanlike manner, but it shall have no liability as Operator to the Partnership for losses sustained or liabilities incurred, except such as may result from negligence or misconduct. The Managing General Partner may subcontract with another operator or operators to perform some of all of the duties of the operator, on Terms and conditions substantially the same as those discussed herein. The Managing General Partner will supervise operations by other non-affiliated drilling contractors and subcontractors.

     B.   Resignation or Removal of Operator and Selection of Successor:

          1. Resignation or Removal of Operator: PDC may resign as Operator at any time by giving written notice thereof to the Partnership. If PDC terminates its legal existence, no longer owns an interest in the Prospects, has filed a petition under the Federal bankruptcy laws or any state insolvency law or a receiver, fiscal agent, or similar officer has been appointed by a court for the business or property of PDC, or is otherwise no longer capable of serving as Operator, PDC shall be deemed to have resigned without any action by the Partnership, except the selection of a successor. PDC may be removed by the affirmative vote of Non-Operators owning a majority working interest in each Prospect after excluding the voting interest of Operator. Such resignation or removal shall not become effective until 7:00 o'clock A.M., Eastern time, on the first day of calendar month following the expiration of ninety (90) days after the giving of notice of resignation of PDC or action by the Non-Operators to remove PDC as Operator, unless a successor Operator has been selected and assumes the duties of PDC at an earlier date. PDC, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of PDC or transfer of PDC's interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of PDC as Operator.




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          2.   Selection of Successor Operator:  Upon the resignation
or removal of PDC, a successor Operator shall be selected by the parties. The successor Operator shall be selected by the affirmative vote of parties owning a majority working interest in each Prospect; provided, however, if an Operator which has been removed fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of parties owning a majority interest after excluding the voting interest of the Operator that was removed.

     C.   Employees:

          The number of employees used by PDC in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by PDC.

                         ARTICLE IV

                     DRILLING PROSPECTS

     A.   Prospects:

          Exhibit "A" lists Prospects initially to be acquired by the Partnership, and its proportionate working interest in each Prospect. Most wells to be drilled by the Partnerships will be offsets to producing wells. Therefore, it is unlikely that a well drilled on a Prospect will prove up any additional acreage outside the Prospect. If a Partnership well does prove up additional acreage, PDC will assign the Partnership a proportionate interest in such spacing units.

     B.   Cost:

          The Partnership shall reimburse PDC for its proportionate share of the lesser of:

          1.   The fair market value of the Prospect, or

          2. The "Cost" of acquisition of the Prospect including: (a) the price paid by PDC for such property; (b) title examination, abstracting, brokers commissions, filing fees, recording costs, transfer taxes, and other charges
               incurred in connection with the acquisition of   the
               property; (c) bonuses, rentals and ad valorem taxes paid by PDC with respect to the Prospect to the date of its transfer to the Partnership, interest on funds used to acquire or maintain such property, and such portion of PDC's expenses for geological, drafting, accounting, legal and other like services allocated to the Prospect in accordance with generally accepted accounting principles, not including for expenses incurred in the prior drilling of wells, and provided such expenses shall have been incurred not more than 36 months prior to the purchase by the program.

     C.   Substitution:

          As drilling progresses other, more desirable Prospects may become may become less desirable as a result of additional information not available as of the date of this agreement. For any undrilled Prospect, the Partnership may request that PDC substitute another Prospect, in which


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case the entire acquisition cost paid for the Prospect or a substitute thereof will be applied against the cost of the substituted Prospect, and against other costs of this contract if and to the extent the cost of the substitute Prospect is less than the cost of the original Prospect it replaces. An amendment to this agreement in the form of Exhibit "C" shall be used for the addition or substitution of a Prospect.

     D.   Title Examination and Opinion:

          Title examination shall be made by outside attorneys on the drillsite of any proposed well prior to commencement of drilling operations. The opinion will include ownership of the working interest, mineral, royalty, overriding royalty, and production payments under the applicable leases. A copy of the opinion will be furnished to the Partnership.

          PDC shall take such steps as are necessary in its best judgment to render title to the leases assigned to the Partnership acceptable for the purposes of the Partnership. No operation shall be commenced on leases acquired by the Partnership unless the Partnership Manager is satisfied that necessary title requirements have been satisfied by PDC and that the undertaking of such operation would be in the interest of the Partnership. PDC shall be free, however, to use their own best judgment in waiving title requirements and shall not be liable to the Partnership, or Participants for any mistakes of judgment; nor shall PDC be deemed to be making any warranties or representations, express or implied, as to the validity or merchantability of the title to any lease assigned to the Partnership or the extent of the interest covered thereby.

                          ARTICLE V

              INTEREST IN COSTS AND PRODUCTION

     A.   Royalties and Overriding Royalties:

          The Partnership interest in production from drilling Prospects will be subject to the payment to non-affiliated parties of royalties and overriding royalties which may range from 12.5% to 20.00% of gross revenues, provided the weighted average for all Partnership Prospects drilled shall not exceed 17% gross revenues. No such royalty or overriding royalty will be paid to PDC or its affiliates.

     B.   Proportionate Working Interest:

          The Partnership may acquire 100% of the working interest in a Prospect or a proportionate interest of less than 100%. In the event the Partnership acquires a proportionate interest, the respective obligations and benefits acquired by the Partnership will be proportionately the same as the working interest acquired. PDC and its affiliates may not retain any overrides or other burdens on the interest conveyed to the Partnership. The Partnership will pay a proportionate share of the total of lease, development, and operating costs, and will be entitled to receive a proportionate share of production subject only to royalties and overriding royalties discussed in Article V, A.







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     C.   Joint Venture Activities:

          PDC may retain an interest or convey interests in undrilled Prospects to other Joint Venturers, retaining for its own account a profit or promotional interest on the interest conveyed. PDC shall require any party acquiring such an interest to acquire a proportionate working interest and to assume and bear alone all obligation associated with such an interest, and to bear alone and hold the Partnership and other Joint Venturers harmless from all costs, claims, and burdens associated with the interest acquired. At the discretion of the Managing General Partner, the Partnership may enter into joint ventures which allow a functional allocation of tangible, intangible and lease costs, where each joint venturer is responsible for its overhead costs, provided the Partnerships interest in the revenues and income of such a joint venture is proportional to its contribution to the total cost of such venture.

     D.   Adjustments:

          Payment of any bill shall not prejudice the right of Partnership to protest or question the correctness thereof: provided, however, all bills and statements rendered to Partnership by PDC during any calendar year shall conclusively be presumed to be true and correct after a twenty-four (24) month period unless the Partnership takes written exception thereto and makes claim on PDC for adjustment. No adjustment favorable to PDC shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of controllable material.

     E.   Audits:

          The Partnership, upon notice in writing to PDC and all other Non-Operators, shall have the right to audit PDC's accounts and records relating to the Partnership wells for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however the making of an audit shall not extend the time for the taking of written exception to and the adjustments of account. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to PDC. PDC shall bear no portion of the Non-Operators audit cost incurred under this paragraph unless agreed to by PDC. The audits shall not be conducted more than once each year without prior approval of PDC, except upon the resignation or removal of PDC as operator, and shall be made at the expense of those Non-Operators requesting such audit.

          PDC shall reply in writing to an audit report within 75 days after receipt of such report.

                         ARTICLE VI

                  DRILLING AND DEVELOPMENT

     A.   Agreement To Drill and Complete:

          PDC shall commence drilling of a well or wells on each Prospect within 180 days of the date of the initial formation of the Partnerships, but in no case later than March 30, 1999 with respect to the partnerships designated "PDC 1998- Limited Partnership"; March 30, 2000 with respect to the partnerships designated "PDC 1999- Limited


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Partnership"and  March 30, 2001 with respect to the partnerships designated "PDC 2000 Limited Partnership" and shall continue drilling thereafter with due diligence to the Target formation unless a condition which renders further drilling impractical is encountered at a lesser depth, or unless the Partnership agrees to complete or abandon the well at a lesser depth.

          PDC shall make reasonable tests of all formations encountered during drilling which give indication of containing economic quantities of oil and/or gas. If such tests indicate the presence of economic quantities of oil and/or gas, PDC shall complete the well and install such surface and well equipment, gathering pipelines, heaters, separators, etc., as are necessary and normal in the area in which the Prospect is located. If it is determined that the well is not likely to produce oil and/or gas in commercial quantities PDC shall plug and abandon the well in accordance with applicable regulations.

     B.   Cost of Drilling and Completion:

          The Partnership shall bear its proportionate share of the cost of drilling and completing or drilling and abandoning each Appalachian Basin Partnership well as follows:

          1. The Cost of the Prospect as defined in Article IV, B, and:

          2.   For intangible well costs:

               a. For each well completed and placed in production an amount equal to the depth of the well in feet at its deepest penetration as recorded by the drilling contractor multiplied times $60.00 per foot to a depth of 2,200 feet plus $16.00 per foot in excess of 2,200 feet, plus the actual extra intangible completion cost of zones completed in excess of the actual extra intangible cost of running a mine string if an underground mine is encountered by the wellbore plus the actual cost for directional drilling services, if required.

               b. For each well in which the Partnership elects not to complete, an amount equal to $33.00 per foot multiplied times the depth of the well to 2,200 feet plus $9.00 per foot for each additional foot below 2,200 feet as specified above plus the actual costs for directional drilling services, if required.

          3. The cost of tangible well equipment and gathering pipeline necessary to connect the well to the nearest appropriate sales point or delivery point.

          The Partnership shall bear its proportionate share of the cost of drilling and completing or drilling and abandoning each Michigan Basin Partnership well as follows:

          1.   The Cost of the Prospect, as defined; and

          2.   For intangible well Costs:

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               a.   For each well completed and placed in production,
                    an amount equal to the depth of the well in feet at its deepest penetration as recorded by the drilling contractor multiplied by $138 per foot for the first 1,000 feet of well depth plus $22 per foot for each additional foot below 1,000 feet to the deepest penetration of the well; plus in each case the actual extra cost of zones completed in excess of the cost of the first zone and actual additional costs for work required by state law in the event an intermediate or third string of surface casing is run, plus the actual costs for directional drilling services, it required, or

               b) For each well which the Partnership elects not to complete, an amount equal to the depth of the well in feet at its deepest penetration as recorded by the drilling contractor multiplied by $60 per foot for the first 1,000 feet of well depth plus $12 per foot for each additional foot below 1,000 feet to the deepest penetration of the well, as specified above and in each case actual additional costs for work required by state law in the event an intermediate or third string of surface casing is run, plus the actual costs for directional drilling services, if required; and

          3. The tangible cost of drilling and completing the Partnership wells.

          It is anticipated that the Partnerships, PDC, and other third party joint venturers will share the cost of the Michigan Antrim projects. The Partnerships will be allocated the well cost with the additional project costs for multiple flow lines, saltwater injection well, equipment for the central production facility and Leases allocated to the other joint venture partners through the use of tax partnership. In return for contribution of the well costs to an Antrim project, the Partnerships will acquire 55% Working Interest in the project. Remaining Working Interests will be allocated to the parties bearing the project costs for multiple flowlines, leases, salt water injection well, and equipment for the central production facility. Michigan Antrim project Leases are unitized for the purpose of payment of royalties, distribution of working interest revenue and allocation of project production expenses. Project working interest revenue and project production expenses are allocated to working interest owners based on the number of net wells drilled, completed and placed into production, expressed as a percentage of the total number of wells in a project. To the extent that a Partnership drills and pays for less than the total number of wells in a project, its overal Working Interest in the project will be proportionally reduced. Each Partnership will be responsible only for its obligtions and will be liable only for its proportionate share of the costs of developing and operating the Prospects; and, in the event of the default of another party, the Managing General Partner has agreed to indemnify the Partnership and its Partners for the obligations of such party. If any party fails or is unable to pay its share of expense within 60 days after rendition of a statement therefor by the Managing General Partner, the Managing General Partner will pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties.

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          In the event the foregoing rates exceed competitive rates
available from other persons in the area engaged in the business of rendering comparable services or equipment, the foregoing rates will be adjusted to an amount equal to that competitive rate, but not less than the cost of providing such services or equipment.

     C.   Completion By Less Than All Parties:

          In the event not all Participants in a well wish to participate in a completion attempt, the parties desiring to do so may pay all costs of the completion attempt including the cost of necessary well equipment and a gathering pipeline, and such parties shall receive all income and pay all operating costs from the well until they have received an amount equal to 300% of the completion and connection costs, after which time the non-consenting parties shall have the right to receive their original interest in further revenues and expenses.

     D.   Prepayment:

          The Partnership agrees to pay PDC the Prospect cost for each planned well prior to the spud date. The Partnership shall pay drilling and completion costs of the Operator as incurred. Notwithstanding the foregoing, PDC may require full prepayment by December 31, 1998 for any wells to be spudded after December 31, 1998 [or by December 31, 1999 with respect to partnerships designated "PDC 1999-_ Limited Partnership" or by December 31, 2000 with respect to partnerships designated "PDC 2000-_ Limited Partnership"] in order to assure the Partnership of the rates quoted in Article VI, B, to arrange for the drilling equipment for the wells through subcontractors and to provide PDC with working capital for the drilling of the wells.

     E.   Refunds:

          In no event shall PDC be obligated to refund any moneys paid to it by the Partnership under this Agreement. In the event any amounts paid under Article VI, D exceed costs due under Article VI, B, such excess shall be credited to the Partnership and shall be expended for additional drilling.

                         ARTICLE VII

            PRODUCTION AND SUBSEQUENT OPERATIONS

     A.   Commencement of Production:

          For purposes of this agreement, production will commence:

          1. In the case of gas wells when gas is first delivered from the well through a pipeline or other delivery system to a purchaser;

          2. In the case of oil wells when the well has produced 100 barrels; or

          3. In the case of combination wells when either of criteria have been satisfied.

     A well will be deemed to be "in production" in any month thereafter in which oil or gas are produced in commercial quantities.


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     B.   Production Operations:

          PDC shall provide all necessary labor, vehicles, supervision, management, accounting, and overhead services for normal production operations, and lease accounting, and shall be entitled to deduct from Partnership revenues a monthly operating charge of $225 per well and a monthly accounting and management charge of $75 per well. Nonroutine operations will be billed to the Partnership at their proportionate cost. Any nonroutine operation with an estimated cost exceeding $2,000 will be authorized for expenditure ("AFE" or "AFE'd") and submitted to the Non-Operators for approval. Approval of a majority of the working interest owners will be required to authorize such operations. If the Partnership authorized such operations PDC shall have the right to deduct payment for the cost from Partnership revenues.


     C.   Abandonment of Wells That Have Produced:

          Any well which has been completed as a producer shall not be plugged and abandoned without the consent of all Non-operators. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk of expense of all owners. If, within (30) days after receipt of the notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operations from the interval(s) of the formation(s) then open to production shall tender to each of the other parties its proportionate shale of the value of the wells salvageable material and equipment, less the estimated cost of salvaging and assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production.

     D.   Marketing of Production:

          The Partnership shall have the right to take in kind and separately dispose of its share of all oil and gas produced from the Prospects, excluding its proportionate share of production required for lease operations and production unavoidably lost. Initially the Partnership designates PDC as its agent to market such production and authorizes PDC to enter into and bind the Partnership in such agreements as it deems in the best interest of the Partnership for the sale of such oil and/or gas. The Partnership may rescind the designation of PDC as its agent with regard to all subsequent marketing agreements by written notice at any time, but agrees to be bound by such agreements as may then be in effect during their terms. The Partnership shall bear its proportionate share of all marketing costs, if any. In the event PDC provides marketing services, its charge shall be no greater than those charges made by unaffiliated marketers. If pipelines which have been built by PDC are used in the delivery of natural gas to market, PDC may charge a gathering fee not to exceed that which would be charged by a nonaffiliated third party for a similar service.







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     E.   Escalation in the Event of Rising Costs:

          The production and accounting charges provided in Article VII, B, may be adjusted annually beginning January 1, 1999, to an amount equal to the rates from Article VII, B, multiplied by the ratio of the then current average weekly earnings of Crude Petroleum and Gas Production workers to the average weekly earnings of Crude Petroleum and Gas Production workers for 1991, as published by the United States Department of Labor, Bureau of Labor Statistics, provided that the charge may not exceed the rate which would be charged by other comparable operators in the area of operations.

                        ARTICLE VIII

                    LIABILITY OF PARTIES

     A.   Liability of Parties:

          If the Partnership participates in a well with third parties the liability of the parties shall be several, not joint or collective. The Partnership shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Prospects. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

     B.   Liens and Payment Defaults:

          The Partnership grants to PDC a lien upon its oil and gas rights in the Contract Area, and a security interest in its share of oil and/or gas when extracted and its interest in all equipment, to secure payment of its share of expense, together with interest thereon. To the extent that PDC has a security interest under the Uniform Commercial code of the state, PDC shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by PDC for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by the Partnership in the payment of its share of expense, PDC shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of the Partnership's share of oil and/or gas until the amount owed by the Partnership, plus interest, has been paid. Each purchaser shall be entitled to rely upon PDC's written statement concerning the amount of any default. PDC grants a like lien and security interest to the Partnership to secure payment of PDC's proportionate share of expenses.

          If any party fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by PDC, PDC shall pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties.

     C.   Payments and Accounting:

          Except as herein otherwise specifically provided, PDC shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement. PDC shall keep an accurate record of the account hereunder, showing expenses incurred and charges and credits made and received.

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          Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, PDC shall pay or deliver or cause to be paid or delivered the royalty and overriding royalty payments due under the terms associated with the acquisition of each Prospect, and shall deduct such payments from the revenue of the Partnership.

     D.   Taxes:

          Unless Partnership elects to take production in kind, PDC shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party's share of oil and/or gas produced under the terms of this agreement, and shall be entitled to reimbursement for such taxes from partnership revenue.

     E.   Insurance:

          At all times while operations are conducted hereunder, PDC shall comply with the workmen's compensation laws of the state of West Virginia. PDC shall also carry or provide insurance as outlined in Exhibit "B", attached to and made a part hereof. PDC shall require all contractors engaged in work on or for the Contract Area to comply with the workmen's compensation law of the state where the operations are being conducted and to maintain such other insurance as PDC may require.

          No additional charge will be made for such insurance during drilling and completion operations. When wells have been placed in production PDC may bill for the cost of providing such insurance, allocated among wells and operations in accordance with generally accepted accounting principles.

                         ARTICLE IX

               INTERNAL REVENUE CODE ELECTION

     This agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as amended (the"Code") as permitted and authorized by Code Section 761 and the regulations promulgated thereunder. PDC is authorized and directed to execute on behalf of the Partnership such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Regulations 1.761. Should there be any requirement that each party hereby affected to give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income


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tax laws of the United States contain provisions similar to those in
Subchapter "K", Chapter l, Subtitle "A", of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

                          ARTICLE X

                     CLAIMS AND LAWSUITS

     PDC may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed One Thousand Dollars ($1,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the Partnership shall assume and take over the further handling of its interest in the claim suit, unless such authority is delegated to PDC. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expenses of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder all claims and suits involving title to any interest subject to this Agreement shall be treated as a claim or suit against all parties participating in the Prospect so affected.

                         ARTICLE XI

                        FORCE MAJEURE

     If either party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make money payments, that party shall give to the other party prompt written notice of the force majeure with reasonably full particulars concerning its; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.

     The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

     The term "force majeure", as here employed, shall mean act of God, strike, lockout, or other industrial disturbance act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or market for oil and/or gas, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.


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
                         ARTICLE XII

                           NOTICES

     All notices required by this agreement shall be given in writing addressed to the parties as follows:

          1.   For the Partnership:

               Petroleum Development Corporation, Managing General
               Partner PDC 1998-   [1999-; 2000- ] Limited Partnership
               P.O. Box 26 Bridgeport, WV  26330

          2.   For PDC:

               Petroleum Development Corporation
               P.O. Box 26
               Bridgeport, WV  26330

     Each party shall have the right to change its address at any time, by giving written notice to all other parties.

                        ARTICLE XIII

                      TERM OF AGREEMENT

     In the event a well drilled under any provision of this agreement, results in production of oil and/or gas in paying quantities, this agreement shall continue in force so long as any such well or wells produce, or are capable of production, and for an additional period of 180 days from cessation of all production; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, reworking, deepening, plugging back, testing or attempting to complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein.

     It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.

                         ARTICLE XIV

            COMPLIANCE WITH LAWS AND REGULATIONS

     A.   Laws, Regulations and Order:

          This agreement shall be subject to the conservation laws of the state in which the Prospects are located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

     B.   Governing Law:

          This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non-performance, breach, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the state in which the Prospect is located.

     C.   Regulatory Agencies:

          Nothing herein contained shall grant, or be construed to grant, PDC the right or authority to waive or release any rights, privileges, or obligations which Partnership may have federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

          With respect to operations hereunder, the Partnership agrees to release PDC from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator's interpretation or application of rules, rulings, regulations, or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. The Partnership further agrees to reimburse PDC for any amounts applicable to Partnerships share of production that PDC may be required to refund, rebate or pay as a result of such an incorrect interpretation or application.

                         ARTICLE XV

                        MISCELLANEOUS

          This agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representative, successors and assigns.

          This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

          IN WITNESS WHEREOF, this agreement shall be effective as of
day                  of                           19    .





     Dale G. Rettinger,
     Executive V.P.
     Petroleum Development Corp.




     Steven R. Williams, President
     Petroleum Development Corp.,
     Managing General Partner
     PDC 199  - [2000 -]  Limited Partnership











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